MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                           PHILADELPHIA, PA 19103-2921
                                 (215) 963-5000


                                                 August 10, 1999



 PP&L Transition Bond Company LLC
 Two North Ninth Street
 Allentown, Pennsylvania  18101-1179


                    Re:  PP&L Transition Bond Company LLC

 Ladies and Gentlemen:

      We have acted as special Pennsylvania counsel to PP&L Transition Bond Company LLC, a Delaware limited liability company (the "Company"), in connection with the Registration Statement on Form S-3 (Registration No. 333-75369), as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") relating to transition bonds (the "Transition Bonds") of the Company issued under the Indenture dated as of August 10, 1999 between the Company and The Bank of New York, as trustee.

      We are familiar with the proceedings taken with respect to the authorization, issuance and sale of the Transition Bonds. In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties thereto have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, PP&L, Inc. and others.

           We do not express any opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States.

           Based on and subject to the foregoing, we are of the opinion that the Transition Bonds constitute valid and binding obligations of the Company, are fully paid and non-assessable and are enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

           We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm under the heading "Various Legal Matters Relating to the Transition Bonds" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

                                         Very truly yours,


                                         /s/ Morgan, Lewis & Bockius LLP